Exhibit 99.28(h)(xxv)

EXECUTION

AMENDED AND RESTATED EXHIBIT D

This AMENDED AND RESTATED EXHIBIT D dated as of April 6, 2022 is Exhibit D to the Administration and Accounting Services Agreement, dated as of April 3, 2006, by and between The Bank of New York Mellon and Old Westbury Funds, Inc.

BNY MELLON KEY PERSONNEL

Jordan Hedge

Jack Jafolla

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Exhibit D to be executed by their respective officers as of the date first written above.

OLD WESTBURY FUNDS, INC.

By:	_/s/ David W. Rossmiller
Name:	David W. Rossmiller
Title:	President & CEO

THE BANK OF NEW YORK MELLON

By:	_/s/ Robert C. Jordan
Name:	Robert C. Jordan
Title:	Director